Exhibit 8.1

Main Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest
Videotron Ltd.	Québec	100% / 100%
Fibrenoire Inc.	Canada	100% / 100%(1)
Le SuperClub Vidéotron ltée	Québec	100% / 100%
MediaQMI Inc.	Canada	100% / 100%
Quebecor Media Printing (2015) Inc.	Canada	100% / 100%
Quebecor Media Network Inc.	Canada	100% / 100%
CEC Publishing inc.	Québec	100% / 100%
Sogides Group Inc.	Canada	100% / 100%
Groupe TVA inc.	Québec	68.37% / 99.97%
TVA Publications Inc.	Canada	100% / 100%(2)
Les Publications Charron & Cie Inc.	Canada	100% / 100%(2)
Mels Studios and Postproduction G.P.	Québec	100% / 100%(2)
Event Management Gestev Inc.	Canada	100% / 100%
Québecor Sports et divertissement Inc.	Canada	100% / 100%
QMI Spectacles inc.	Québec	100% / 100%

(1) Fibrenoire Inc. is a wholly-owned subsidiary of Videotron Ltd.

(2) TVA Publications Inc., Les Publications Charron & Cie Inc. and Mels Studios and Postproduction G.P. are wholly-owned subsidiaries of TVA Group inc.